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                                                                     EXHIBIT 8.2


                               [TORYS LETTERHEAD]


                                                    March 1, 2001

Guest Supply, Inc.
4301 U.S. Highway One
Monmouth Junction, New Jersey 08852-0902

Ladies and Gentlemen:

                  You have requested our opinion in connection with (i) the exchange offer (the "Offer") proposed to be made by Sysco Corporation, a Delaware corporation ("Sysco"), through its wholly-owned subsidiary, Sysco Food Services of New Jersey, Inc., a Delaware corporation ("Merger Sub"), to exchange shares of Sysco common stock for shares of Guest Supply, Inc., a New Jersey corporation ("Guest Supply"), and (ii) the proposed merger of Merger Sub with and into Guest Supply (the "Merger"), in each case pursuant to the Merger Agreement and Plan of Reorganization (the "Merger Agreement") dated January 22, 2001 by and among Guest Supply, Sysco and Merger Sub.

                  We have acted as counsel for Guest Supply in connection with the Offer and the Merger (together, the "Transaction"). In reaching the opinion expressed below, we have examined the Merger Agreement, the Form S-4 filed pursuant to the Securities Act of 1933, including the prospectus of Sysco dated February 5, 2001 (the "Registration Statement"), tax representation certificates of Sysco and Guest Supply, each dated the date hereof, which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that:

                           (i) original documents submitted to us (including
signatures thereto) are authentic, documents submitted as copies conform to the original documents, and that all such documents have been (or will be by the commencement of the Offer or the Merger, as the case may be) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

                           (ii) the Offer and the Merger will be consummated in
accordance with the current terms of the Merger Agreement, without waiver, modification or breach of any of the terms and conditions thereof;

                           (iii) the Merger will be completed promptly after the
Offer;

                           (iv) Sysco will acquire in the Transaction at least
80 percent of the total combined voting power of all classes of Guest Supply stock entitled to vote, and at least 80


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percent of the total number of shares of all other classes of Guest Supply stock, for Sysco common stock;

                           (v) the statements concerning the Transaction set
forth in the Registration Statement and the other documents referred to herein are and, as of all relevant times, will be true, accurate and complete;

                           (vi) the representations set forth in each of the
Officer's Certificates are and, as of all relevant times, will be true, accurate and complete;

                           (vii) no actions have been (or will be) taken which
are inconsistent with any representation contained in any of the Officer's Certificates;

                           (viii) all obligations imposed on, or covenants
agreed to by, the parties pursuant to documents relating to the Transaction have been or will be performed or satisfied in accordance with their terms;

                           (ix) there will be no changes in law between the date
hereof and consummation of the Merger; and

                           (x) the tax opinion of even date herewith rendered by
Arnall Golden Gregory LLP has been delivered and has not been withdrawn.

                  Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, although the matter is not free from doubt, for federal income tax purposes the Transaction should constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Transaction (including the state, local or foreign tax consequences of the Transaction) or any other transactions contemplated by the Merger Agreement.

                  This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Moreover, there are no court decisions or other authorities directly on point regarding the tax effects of the Transaction. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.

                  The authorities upon which we have relied in rendering this opinion are subject to change either prospectively or retroactively, and any such change might affect the conclusions stated herein. Moreover, the accuracy of certain facts upon which we rely and assume as correct in rendering this opinion will not be determinable prior to completion of the Merger (which will occur, if it occurs, subsequent to the rendering of this opinion). Any variation or difference in such facts, or any other facts, from those on which we rely and assume as correct, as set forth herein, might also affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any inaccuracies in the facts on which we rely and assume as correct which subsequently come to our attention or of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.


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                  We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement.

                  This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission.

                                             Very truly yours,

                                             /s/ TORYS

                                             TORYS